As filed with the Securities and Exchange Commission on June 4, 2018.

Registration No. 333-180327

Registration No. 333-147939

Registration No. 333-132828

Registration No. 333-176840

Registration No. 333-142774

Registration No. 333-152313

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-180327

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-147939

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-132828

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-176840

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 033-142774

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 033-152313

UNDER

THE SECURITIES ACT OF 1933

Great Plains Energy Incorporated

(Exact name of registrant as specified in its charter)

Missouri	43-1916803
(State of incorporation)	(I.R.S. Employer Identification No.)

1200 Main Street

Kansas City, Missouri 64105

(816) 556-2200

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

GREAT PLAINS ENERGY INCORPORATED 401(K) SAVINGS PLAN (FORMERLY KNOWN AS GREAT PLAINS ENERGY INCORPORATED CASH OR DEFERRED ARRANGEMENT (“EMPLOYEE SAVINGS PLUS”))

GREAT PLAINS ENERGY INCORPORATED CASH OR DEFERRED ARRANGEMENT (“EMPLOYEE SAVINGS PLUS”)

GREAT PLAINS ENERGY INCORPORATED AMENDED LONG-TERM INCENTIVE PLAN

GREAT PLAINS ENERGY INCORPORATED LONG-TERM INCENTIVE PLAN

AQUILA, INC. 2001 OMNIBUS INCENTIVE COMPENSATION PLAN

AQUILA, INC. 2002 OMNIBUS INCENTIVE COMPENSATION PLAN

UTILICORP UNITED INC. AMENDED AND RESTATED 1986 STOCK INCENTIVE PLAN

UTILICORP UNITED INC. EMPLOYEE STOCK OPTION PLAN AS AMENDED

(Full title of the plans)

Heather A. Humphrey

General Counsel and Senior Vice President—Corporate Services

1200 Main Street

Kansas City, Missouri 64105

(816) 556-2200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	☒	Accelerated Filer	☐

Non-accelerated Filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), filed by Great Plains Energy Incorporated (“Great Plains Energy” or the “Registrant”):

•	File No. 333-180327, which was filed with the Securities and Exchange Commission (the “SEC”) on March 23, 2012, pertaining to the registration of shares of common stock, without par value, of the Registrant, issuable under the Great Plains Energy Incorporated 401(k) Savings Plan (formerly known as Great Plains Energy Incorporated Cash or Deferred Arrangement (Employee Savings Plus));

•	File No. 333-147939, which was filed with the SEC on December 7, 2007, pertaining to the registration of shares of common stock, without par value, of the Registrant, issuable under the Great Plains Energy Incorporated Cash or Deferred Arrangement (“Employee Savings Plus”);

•	File No. 333-132828, which was filed with the SEC on March 30, 2006, pertaining to the registration of shares of common stock, without par value, of the Registrant, issuable under the Great Plains Energy Incorporated Cash or Deferred Arrangement (“Employee Savings Plus”);

•	File No. 333-176840, which was filed with the SEC on September 14, 2011, pertaining to the registration of shares of common stock, without par value, of the Registrant, issuable under the Great Plains Energy Incorporated Amended Long-Term Incentive Plan;

•	File No. 333-142774, which was filed with the SEC on May 9, 2007, pertaining to the registration of shares of common stock, without par value, of the Registrant, issuable under the Great Plains Energy Incorporated Long-Term Incentive Plan; and

•	File No. 333-152313, which was filed with the SEC on July 14, 2008, pertaining to the registration of shares of common stock, without par value, of the Registrant, issuable under the Aquila, Inc. 2001 Omnibus Incentive Compensation Plan, Aquila, Inc. 2002 Omnibus Incentive Compensation Plan, UtiliCorp United Inc. Amended and Restated 1986 Stock Incentive Plan and UtiliCorp United Inc. Employee Stock Option Plan As Amended.

Pursuant to an Amended and Restated Agreement and Plan of Merger, dated as of July 9, 2017 by and among Westar Energy, Inc., Great Plains Energy, Evergy, Inc. (formerly known as Monarch Energy Holding, Inc.) (“Evergy”) and King Energy, Inc., on June 4, 2018, Great Plains Energy merged with and into Evergy, with Evergy continuing as the surviving corporation (the “Merger”). As a result of the Merger, the Registrant is terminating all offerings of securities pursuant to the Registration Statements. Accordingly, in accordance with an undertaking made by the Registrant in each Registration Statement, the Registrant is filing these Post-Effective Amendments to remove from registration all registered but unsold securities under the Registration Statements and to terminate the effectiveness of the Registration Statements.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Kansas City, State of Missouri, on this 4th day of June, 2018.

GREAT PLAINS ENERGY INCORPORATED

By:	/s/ Terry Bassham
Terry Bassham
Chairman of the Board, President and Chief Executive Officer

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 of the Securities Act of 1933, as amended.